EXHIBIT 16

W G Wiener, Goodman & Company, P.C. Certified Public Accountants & Consultants
Joel Wiener, CPA		Gerald Goodman, CPA
One Industrial Way West Building A Eatontown, NJ 07724 P : (732) 544 - 8111 F. : (732) 544 - 8788 Email : tax@wgpc.net		Memberships: PCPS of AICPA American Institute of CPA New Jersey Society of CPA

January 13, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sirs:

We have read Item 4.01 of the Form 8-K dated January 13 , 2010, of UNR Holdings, Inc. and are in agreement with the statements contained in the first and second paragraphs of Item 4.01 on Page 2 therein. We have no basis to agree or disagree with the other statements of the Company contained therein.

We hereby confirm that there were no “reportable events” (as defined in Item 304(a) (1) (v) of Regulation S-K) that occurred within the two most recent fiscal years of UNR Holdings, Inc.

Sincerely,

/s/ Wiener, Goodman & Company, P.C.
Wiener, Goodman & Company, P.C.

cc:   Alexey Kim